EXHIBIT 7.3

              FORTUNE DIVERSIFIED INDUSTRIES, INC AND SUBSIDIARIES
                   Pro Forma Consolidated Financial Statements




                                TABLE OF CONTENTS

Basis of Preparation...........................................................1

Financial Statements
    Pro forma consolidated balance sheet that assumes the combination occurred on May 31, 2003...................................................2
    Pro forma consolidated statement of operations for the twelve months ended August 31, 2002, which combines FDVI's results of operations for the twelve months ended August 31, 2002, with Nor-Cote's results of operations for the twelve months ended August 31, 2002..........3
    Pro forma consolidated statement of operations for the nine months ended May 31, 2003 that combines the unaudited results of operations of FDVI from the nine-month period of September 1, 2002 to
    May 31, 2003 with Nor-Cote's results of operations for the nine-month period of October 1, 2002 to June 30, 2003.................................4
    Notes to Pro Forma Consolidated Financial Statements.......................5

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS BASIS OF PREPARATION

The following unaudited pro forma consolidated financial statements give effect to the purchase by Fortune Diversified Industries, Inc. and Subsidiaries ("FDVI") of Nor-Cote International, Inc. and its subsidiaries ("Nor-Cote"). Pro forma adjustments related to the pro forma consolidated balance sheet are computed assuming the combination was consummated at May 31, 2003. The pro forma consolidated balance sheet combines FDVI's unaudited balance sheet as of May 31, 2003 with Nor-Cote's balance sheet as of June 30, 2003. The pro forma consolidated statement of operations assumes that the combination occurred on August 31, 2002. The pro forma consolidated statement of operations for the twelve months ended August 31, 2002 combines FDVI's results of operations for the twelve months ended August 31, 2002, with Nor-Cote's results of operations for the twelve months ended August 31, 2002. The pro forma consolidated statement of operations for the nine months ended May 31, 2003 combines the unaudited results of operations of FDVI from the nine-month period of September 1, 2002 to May 31, 2003 with Nor-Cote's results of operations for the nine-month period of October 1, 2002 to June 30, 2003.

The pro forma consolidated statements of operations are not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the periods presented and should not be construed as representative of future operations. Further, interim results are not necessarily indicative of results to be realized for a full year due to the effects of, among other things, seasonality.

These pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of FDVI, which are included in FDVI's Annual Report on Form 10-KSB/A, and the historical financial statements and the related notes thereto of Nor-Cote included herein.

              FORTUNE DIVERSIFIED INDUSTRIES, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                              ASSETS
                                                                  Fortune          Nor-Cote
                                                                  May 31,          June 30,          Proforma           Proforma
                                                                   2003              2003           Adjustments         Combined
CURRENT ASSETS
    Cash and equivalents                                        $    196,000      $  1,014,000      $         --      $  1,210,000
    Accounts receivable, net                                       2,672,000         1,596,000                --         4,268,000
    Inventory, net                                                   844,000         1,118,000                --         1,962,000
    Other current assets                                             123,000           371,000                --           494,000
    Deferred income taxes                                                 --           157,000          (157,000)(d)            --
                                                                ------------      ------------      ------------      ------------
       Total Current Assets                                        3,835,000         4,256,000          (157,000)        7,934,000
                                                                ------------      ------------      ------------      ------------

OTHER ASSETS
    Notes receivable                                                      --           146,000                --           146,000
    Property and equipment, net                                      584,000         2,361,000                --         2,945,000
    Goodwill                                                       1,358,000                --         4,681,000 (a)     6,039,000
    Other intangible assets, net                                     668,000                --           549,000 (a)     1,217,000
    Other assets                                                      12,000            83,000                --            95,000
                                                                ------------      ------------      ------------      ------------
       Total Other Assets                                          2,622,000         2,590,000         5,230,000        10,442,000
                                                                ------------      ------------      ------------      ------------

       TOTAL ASSETS                                             $  6,457,000      $  6,846,000      $  5,073,000      $ 18,376,000
                                                                ============      ============      ============      ============


               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Line of Credit                                              $  1,333,000      $         --      $    894,000 (b)  $  2,227,000
    Accounts payable                                                 492,000           495,000                --           987,000
    Current maturities of capital lease obligations                    8,000            94,000                --           102,000
    Current maturities of long-term debt                             441,000           494,000                --           935,000
    Accrued payroll and related expenses                              67,000                --                --            67,000
    Deferred Revenue                                                 187,000                --                --           187,000
    Related party unearned revenue                                    41,000                --                --            41,000
    Accrued expenses                                                 147,000         1,277,000                --         1,424,000
                                                                ------------      ------------      ------------      ------------
       Total Current Liabilities                                   2,716,000         2,360,000           894,000         5,970,000
                                                                ------------      ------------      ------------      ------------

LONG-TERM LIABILITIES:
    Fair value of interest rate swap                                      --           213,000                --           213,000
    Deferred income taxes                                             55,000                --            55,000
    Long-term debt, less current maturities - related party               --                --         1,800,000 (b)     1,800,000
    Long-term debt, less current maturities                        2,315,000         1,627,000                --         3,942,000
                                                                ------------      ------------      ------------      ------------
       Total Long-term Liabilities                                 2,315,000         1,895,000         1,800,000         6,010,000
                                                                ------------      ------------      ------------      ------------

TEMPORARY EQUITY                                                     480,000                --                --           480,000

STOCKHOLDERS' EQUITY
    Common stock                                                     656,000            25,000           223,000 (c)       879,000
                                                                                                         (25,000)
    Preferred stock                                                    7,000            (7,000)               --
    Additional paid-in capital and warrants outstanding            6,425,000                --         4,904,000 (c)    11,329,000
    Retained earnings                                             (6,135,000)       18,126,000       (18,126,000)       (6,135,000)
                                                                                                        (157,000)(d)      (157,000)
    Accumulated other comprehensive income (loss)                         --          (283,000)          283,000                --
                                                                ------------      ------------      ------------      ------------
                                                                     946,000        17,875,000       (12,905,000)        5,916,000
    Less:  Treasury stock at cost                                         --        (9,494,000)        9,494,000                --
    Less:  Unearned ESOP shares                                           --        (5,790,000)        5,790,000                --
                                                                ------------      ------------      ------------      ------------
       Total Stockholders' Equity                                    946,000         2,591,000         2,379,000         5,916,000
                                                                ------------      ------------      ------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $  6,457,000      $  6,846,000      $  5,073,000      $ 18,376,000
                                                                ============      ============      ============      ============

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

              FORTUNE DIVERSIFIED INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                                 AUGUST 31, 2002
                                   (UNAUDITED)

                                                        8/02 Fortune      Kingston         Nor-Cote
                                                         Includes 1       11 months        12 months     Proforma         Proforma
                                                         Month-Kings  9-1-01 to 7-31-02  ended 8/31/02  Adjustments       Combined
NET REVENUE                                             $  2,342,000    $  9,560,000     $ 11,570,000   $         --     23,472,000

COST OF REVENUE                                            2,107,000       8,153,000        6,073,000             --     16,333,000
                                                        ------------    ------------     ------------   ------------   ------------

GROSS PROFIT (LOSS)                                          235,000       1,407,000        5,497,000             --      7,139,000

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES              1,673,000       1,570,000        4,813,000         55,000 (e)  8,111,000
                                                        ------------    ------------     ------------   ------------   ------------

Operating Income (Loss)                                   (1,438,000)       (163,000)         684,000        (55,000)      (972,000)

OTHER INCOME (EXPENSE)
     Interest income                                          51,000           2,000          136,000             --        189,000
     Interest expense                                        (23,000)        (38,000)        (534,000)      (100,000)(f)   (695,000)
     Royalty income                                               --              --          260,000             --        260,000
     Gains on investments in marketable securities, net     (597,000)             --         (159,000)            --       (765,000)
     Net loss on sale of equipment                           (23,000)         (1,000)        (278,000)            --       (302,000)
     Other income                                            (45,000)          9,000          113,000             --         77,000
                                                        ------------    ------------     ------------   ------------   ------------
        Total Other Income (Expense)                        (637,000)        (28,000)        (462,000)      (100,000)    (1,227,000)
                                                        ------------    ------------     ------------   ------------   ------------

Net Income (Loss) before Provision for Income Taxes       (2,075,000)       (191,000)         222,000             --     (2,044,000)

PROVISION FOR INCOME TAXES                                        --              --               --             --             --
                                                        ------------    ------------     ------------   ------------   ------------

NET INCOME (LOSS)                                       $ (2,075,000)   $   (191,000)    $    222,000   $   (155,000)  $ (2,044,000)
                                                        ============    ============     ============   ============   ============


BASIC LOSS PER SHARE (based on 88,321,444 shares
  outstanding)                                                                                                         $     (0.02)
                                                                                                                       ============

DILUTED INCOME PER SHARE (based on 90,555,015 shares
  outstanding)                                                                                                         $      (0.02)
                                                                                                                       ============

At August 31, 2002, all common stock equivalents were anti-dilutive.

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

              FORTUNE DIVERSIFIED INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE NINE MONTHS ENDED MAY 31, 2003
                                   (UNAUDITED)

                                                                                                  Proforma          Proforma
                                                              Fortune           Nor-Cote         Adjustments        Combined
NET REVENUE                                                 $ 10,318,000      $  7,881,601      $         --      $ 18,199,601

COST OF REVENUE                                                7,321,000         4,304,178                --        11,625,178
                                                            ------------      ------------      ------------      ------------

GROSS PROFIT (LOSS)                                            2,997,000         3,577,423                --         6,574,423

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                  2,493,000         3,733,225            41,000 (g)     6,267,225
                                                            ------------      ------------      ------------      ------------

Operating Income (Loss)                                          504,000          (155,802)          (41,000)          307,198

OTHER INCOME (EXPENSE)
     Interest income                                                  --            61,051                --            61,051
     Interest expense                                           (114,000)         (170,864)          (80,000)(h)      (364,864)
     Gains on investments in marketable securities, net               --           125,873                --           125,873
     Other income                                                 81,000            15,467                --            96,467
                                                            ------------      ------------      ------------      ------------
         Total Other Income (Expense)                            (33,000)           31,527           (80,000)          (81,473)
                                                            ------------      ------------      ------------      ------------

Net Income (Loss) before Provision for Income Taxes              471,000          (124,275)          225,725

INCOME TAXES                                                          --                --                --                --
                                                            ------------      ------------      ------------      ------------

NET INCOME (LOSS)                                           $    471,000      $   (124,275)     $   (121,000)     $    225,725
                                                            ============      ============      ============      ============


BASIC INCOME PER SHARE (based on 88,321,444 shares outstanding)                                                   $      0.00
                                                                                                                  ============

DILUTED INCOME PER SHARE (based on 90,555,015 shares outstanding)                                                 $       0.00
                                                                                                                  ============

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

Notes to Unaudited Pro Forma Consolidated Financial Statements

1.       Pro Forma Adjustments:

Balance sheet adjustments:

(a) Adjustment reflects goodwill and net intangible assets recorded customer list at the purchase date. Amount is based on the estimate fair value of Nor-Cote's assets over the estimated fair value of consideration exchanged by FDVI for 100% of Nor-Cote's common and preferred stock.

(b) Adjustment reflects financing obtained for cash payment to Nor-Cote shareholders. The proceeds were used to pay (1) Nor-Cote's sole common stockholder and (2) participants of Nor-Cote's employee stock ownership plan for 100% of allocated preferred shares at the date of the purchase.

(c) Adjustment represents total stock issued to common stock holders and preferred stock holders of Nor-Cote at the purchase date and the estimated fair value of restricted stock issued to key Nor-Cote employees at the date of the purchase. Common stock proforma adjustment represents par value of $.01 per share on 22,293,179 shares issued ($223,000). Additional paid in capital adjustment represents $0.22 per share on the 22,293,179 shares issued ($4,904,000). The total value of FDVI's common stock on the purchase date was $0.23 per share.

(d) Adjustment reflects 100% valuation allowance recorded on Nor-Cote's deferred tax asset at the date of the purchase.


Statement of operation adjustments - year ended August 31, 2002:


(e) Adjustment reflects twelve months of amortization expense for intangible asset related amortized over a ten year life.

(f) Adjustment reflects twelve months of interest expense on the $1.8M related party note payable related to (b) above, at approximately a rate per annum equal to three percent over one-month LIBOR.

(g) Adjustment reflects the incremental provision for federal and state income taxes, considering (1) the related effects of a consolidated income tax filing with FDVI and (2) increase in the valuation allowance as defined in (d) above.


Statement of operation adjustments - nine month period ended May 31, 2003:


(h) Adjustment reflects twelve months of amortization expense for intangible related to (a) above, amortized over a ten year life.

(i) Adjustment reflects twelve months of interest expense on the $1.8M related party note payable related to (b) above, at approximately a rate per annum equal to three percent over one-month LIBOR.

(j) Adjustment reflects the incremental provision for federal and state income taxes, considering (1) the related effects of a consolidated income tax filing with FDVI and (2) increase in the valuation allowance as defined in (d) above.

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